FORM 18-K/A
For Foreign Governments and Political Subdivisions Thereof
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

ANNUAL REPORT OF
REPUBLIC OF SOUTH AFRICA
(Name of Registrant)

Date of end of last fiscal year: March 31, 2008
SECURITIES REGISTERED*
(As of the close of the fiscal year)

Amounts as to
	which	Names of
	registration	exchanges on
Title of Issue	is effective	which registered
N/A	N/A	N/A
Name and address of person authorized to receive notices
and communications from the Securities and Exchange Commission:
Jeffrey C. Cohen, Esq.
Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
*	The Registrant is filing this annual report on a voluntary basis.

SIGNATURE
EXHIBIT INDEX
EX-99.C: REPUBLIC OF SOUTH AFRICA BUDGET REVIEW 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant, Republic of South Africa, has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Pretoria, South Africa, on the 19th day of February 2009.

REPUBLIC OF SOUTH AFRICA

By	/s/ André Pillay
André Pillay
Attorney-in-fact for
Trevor Manuel
Minister of Finance
National Treasury
Republic of South Africa

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Explanatory Note
     The purpose of this amendment to the annual report on Form 18-K (the “Annual Report”) of the Republic of South Africa (the “Republic”) for the fiscal year ended March 31, 2008 is to replace the Republic of South Africa Budget Review 2008, previously filed as Exhibit 99.C to the Republic’s Amendment on Form 18-K/A to the Republic’s Annual Report on Form 18-K for the fiscal year ended March 31, 2007, with the Republic of South Africa Budget Review 2009, attached hereto as Exhibit 99.C.
     This amendment to the Annual Report comprises:
(a)	Pages numbered 1-4 consecutively

(b)	The following exhibit:

Exhibit 99.C – Republic of South Africa Budget Review 2009.
     This amendment to the annual report is filed subject to the Instructions for Form 18-K for Foreign Governments and Political Subdivisions thereof.

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EXHIBIT INDEX

Exhibit	Description
24	Power of Attorney, dated December 4, 2008(1).

99.C	Copy of the Republic of South Africa Budget Review 2009.

99.D	Description of the Republic of South Africa, dated December 5, 2008(1).

(1)	Incorporated by reference from the Form 18-K filed on December 5, 2008, file number 033-85866.

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